Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Callodine Specialty Income Fund of our report dated February 27, 2026, relating to the financial statements and financial highlights which appears in Callodine Specialty Income Fund’s Certified Shareholder Report on Form N-CSR for the period ended December 31, 2025. We also consent to the references to us under the headings: “Financial Highlights”, "Independent Registered Public Accounting Firm; Legal Counsel”, "Independent Registered Public Accounting Firm" and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
April 28, 2026